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SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 28, 2001

Xcel Energy Inc.
(Exact name of registrant as specified in its charter)

Minnesota
(State or other jurisdiction of incorporation)

1-3034 (Commission File Number)	41-0448030 (IRS Employer Identification No.)
800 Nicollet Mall, Mpls, MN (Address of principal executive offices)	55402 (Zip Code)

Registrant's telephone number, including area code 612-330-5500

(Former name or former address, if changed since last report)

Item 5. Other Events

    Developments related to regulatory issues for two subsidiaries of Xcel Energy Inc. have resulted in accounting adjustments increasing second quarter 2001 earnings by a net of 3 cents per share.

    Conservation Incentive Recovery—In June 1999, the Minnesota Public Utilities Commission (MPUC) denied Xcel Energy's subsidiary Northern States Power Company, a Minnesota corporation (NSP-Minnesota) recovery of 1998 lost margins, load management discounts and incentives associated with state-mandated programs for electric energy conservation. NSP-Minnesota recorded a $35 million charge in 1999, which reduced earnings by 7 cents per Xcel Energy share, based on this action. NSP- Minnesota appealed the MPUC decision and in December 2000, the Minnesota Court of Appeals reversed the MPUC decision.

    In January 2001, the MPUC appealed the lower court decision to the Minnesota Supreme Court. On February 23, 2001, the Minnesota Supreme Court declined to hear the MPUC's appeal. During the second quarter of 2001, NSP-Minnesota filed with the MPUC a plan that carried out, among other things, the court's decision. On June 28, 2001, the MPUC approved the plan and issued an order to that effect shortly thereafter. As a result, the previously recorded liabilities of approximately $41 million (including carrying charges) for potential refunds to customers are no longer required and have been reversed as of June 30, 2001.

    This accounting adjustment will increase second quarter revenue of NSP-Minnesota by approximately $35 million and increase allowance for funds used during construction (equity and debt) by approximately $6 million, increasing earnings by 7 cents per Xcel Energy share. The revenue increase relates to the elimination of potential refunds of amounts previously billed and collected, and the other income represents reversal of accrued carrying charges through March 31, 2001.

    Postemployment Benefits—Xcel Energy's subsidiary Public Service Company of Colorado (PSCo) adopted accrual accounting for postemployment benefits under SFAS No. 112—"Employers Accounting for Postemployment Benefits" in 1994. Since the costs of these benefits were historically recorded and recovered in rates on a pay-as-you go basis, PSCo recorded regulatory assets in anticipation of obtaining future rate recovery of the additional costs accrued under the new accounting method. PSCo requested approval to recover its Colorado retail natural gas jurisdictional portion of accrued postemployment costs in a 1996 retail rate case and its retail electric jurisdictional portion in the electric earnings test filing for 1997.

    In the 1996 rate case, the Colorado Public Utility Commission (CPUC) allowed recovery of postemployment benefit costs on an accrual basis, but denied PSCo's request to amortize the regulatory asset. PSCo appealed this decision to the Denver District Court. In 1998, the CPUC deferred the final determination of the regulatory treatment of the electric jurisdictional costs pending the outcome of PSCo's appeals on the natural gas rate case. On Dec. 16, 1999, the Denver District Court affirmed the decision by the CPUC.

    On Jan. 31, 2000, PSCo filed a Notice of Appeal with the Colorado Supreme Court and in February 2001 presented oral arguments. On July 2, 2001, the Colorado Supreme Court affirmed the District Court decision. Accordingly, PSCo has written off $23 million of regulatory assets related to deferred postemployment benefit costs as of June 30, 2001. This charge has reduced second quarter earnings by approximately 4 cents per Xcel Energy share.

SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

XCEL ENERGY INC. (a Minnesota Corporation)
/s/ DAVID E. RIPKA David E. Ripka Vice President and Controller

July 12, 2001

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  Item 5. Other Events
SIGNATURES